Exhibit 99.1
Dick’s Sporting Goods Announces President & Chief Operating Officer William J. Colombo will Become Vice Chairman of the Board
PITTSBURGH, Jan. 15 /PRNewswire-FirstCall/ — Dick’s Sporting Goods, Inc. (NYSE: DKS) announced today that William J. Colombo will assume the role of Vice Chairman effective February 2, 2008, the end of Dick’s fiscal year. He will step down from his current role as President and Chief Operating Officer. Mr. Colombo’s responsibilities will be assumed by Joseph M. Schmidt, EVP of Operations, Timothy E. Kullman, EVP, Finance, Administration and Chief Financial Officer, and Edward W. Stack, Chairman & CEO. Mr. Colombo joined Dick’s in 1988, and became Executive Vice President and Chief Operating Officer in 1995. Prior to becoming our President and a board member in 2002, Mr. Colombo served as President of dsports.com LLC, our internet commerce subsidiary, from late 1998-2001.
“I would like to thank Bill for his leadership and dedication throughout his 20 year tenure at Dick’s Sporting Goods. Under Bill’s guidance, we’ve set ourselves apart in the sporting goods marketplace in many areas, including marketing, store operations, information technology, logistics, among others,” said Edward W. Stack, Chairman & CEO. “We look forward to his continued contributions and influence in the strategic development of Dick’s Sporting Goods as Vice Chairman of our Board.”
Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K/A for the year ended February 3, 2007 as filed with the Securities and Exchange Commission on June 5, 2007. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.
About Dick’s Sporting Goods, Inc.
Dick’s Sporting Goods, Inc. is an authentic full-line sporting goods retailer offering a broad assortment of brand name sporting goods equipment, apparel, and footwear in a specialty store environment. As of November 3, 2007, the Company operated 340 Dick’s Sporting Goods stores in 36 states primarily throughout the eastern half of the U.S. The Company also owns Golf Galaxy, a multi-channel golf specialty retailer, with 77 stores in 29 states, ecommerce websites and catalog operations, and Chick’s Sporting Goods, which operates 15 specialty sporting goods stores in Southern California.
Dick’s Sporting Goods, Inc. news releases are available at http://www.dickssportinggoods.com/ (click on the Investor Relations link at the top of the home page).
Contact:
Timothy E. Kullman, Executive Vice President, Finance, Administration & Chief Financial Officer or Dennis Magulick, Director, Investor Relations,
724-273-3400
investors@dcsg.com